RELIANCE BANCSHARES, INC. ANNOUNCES IMPROVED FOURTH QUARTER AND YEAR-END 2011 RESULTS

ST. LOUIS, February 17, 2012 - Reliance Bancshares, Inc. today announced financial and operating results for the fourth quarter and year ended December 31, 2011.

Key Financial Metrics

•	Nonperforming loans decreased $17.7 million in the fourth quarter 2011. For the full year 2011, non-performing loans decreased 39.0% or $66.8 million.

•	Provision for loan losses declined 42.7% to $23.8 million in 2011 compared to $41.5 million in 2010.

•	Net charge-offs totaled $29.7 million in 2011, representing a $6.7 million (18.4%) decrease compared to 2010.

•
Net Loss for the year improved by $14.5 million (29.9%) to $34.0 million for 2011 compared to $48.5 million for 2010. Net Loss for the fourth quarter improved by $17.3 million (51.3%) to $16.4 million compared to $33.7 million for the same period in 2010.

“In 2011 we made significant progress toward returning Reliance to profitability by reducing troubled assets, implementing a retail banking platform and aggressively cutting overhead expenses”, said Allan D. Ivie, IV, President and CEO of Reliance Bancshares, Inc. “Our strategies are working as we continue to focus on improving performance while we operate in this challenging economic environment.”

Contributing to the fourth quarter 2011 loss, the Company took a non-cash charge of $8.6 million to provide a full valuation allowance for deferred tax assets along with a non-cash charge of $1.1 million to record full impairment of goodwill related to the 2003 purchase of The Bank of Godfrey.

Noninterest expense declined by $3.6 million, or 23.2% for the fourth quarter 2011, compared to the same period of 2010. During the fourth quarter, costs of other real estate owned decreased by 46.7% or $4.0 million compared to the fourth quarter of 2010. Other real estate balances have declined since mid-year 2011.

Overhead reduction initiatives created increased savings throughout 2011. Salaries & benefits, occupancy expenses, and legal & professional fees declined by $0.9 million, or 18.3% in the fourth quarter of 2011 compared to the same period during 2010.

Net interest income for the fourth quarter 2011 was $7.9 million, a 15.2% decrease from the prior year's fourth quarter. For the year ended December 31, 2011, net interest income decreased $6.6 million, or 16.4% compared to 2010. The reduction in net interest income resulted from a shrinking balance sheet due to the Company's successful efforts in reducing its commercial real estate loans. In addition, the Company recognized a gain on sale of investment securities of $2.1 million during the fourth quarter of 2011.

Interest expense for the fourth quarter 2011 declined 38.1%, or $1.9 million compared to the same period in 2010. For the year ended December 31, 2011, interest expense declined 35.3% or $8.3 million to $15.3 million from $23.6 million for the year ended December 31, 2010.

For 2011, net loss declined $14.5 million, or 29.9%. Provision for loan losses declined $17.7 million, or 42.7% to $23.8 million during 2011 from $41.5 million. Other real estate expenses declined $0.2 million, or 1.7% to $12.9 million during 2011 from $13.1 million. Net interest income declined $6.6 million, or 16.4% from the prior year. Noninterest income increased $2.1 million, or 59.6%.

Loans decreased 25.7% or $249.7 million compared to year-end December 2010. Another major component of assets, cash and investments, increased $7.0 million to $275.7 million at December 31, 2011. Total assets as of December 31, 2011 were $1.05 billion. This represents a 19.2% decrease compared to December 31, 2010. Management successfully initiated this reduction in assets in order to conserve capital and improve liquidity.

Non-performing loans totaled 14.5% of outstanding loans as of December 31, 2011, compared to 17.6% at December 31, 2010. During 2011 management identified fewer borrowers with deteriorating financial positions thus supporting the 42.7% decrease in provision expense compared to 2010. Despite the reduction in provision expense, reserves for possible loan losses as a percentage of loans increased to 4.4% on December 31, 2011 compared to 3.8% on December 31, 2010.

	12/31/11	12/31/10
Net charge-offs (12 months)	$29.7 million	$36.4 million
Nonperforming loans	$104.3 million	$171.1 million
Nonperforming assets*	$139.4 million	$202.1 million
Reserve for possible loan losses	$31.4 million	$37.3 million
* Nonperforming assets are comprised of nonperforming loans, nonperforming investments, and other real estate owned.

Total deposits as of December 31, 2011 were $886.9 million, a decrease of 17.9% compared to December 31, 2010. For 2011, non-interest bearing deposits increased 8.94% as the total deposit reduction occurred in interest bearing non-core deposits. The Company has implemented a retail deposit strategy to shift the mix of deposits away from higher cost certificates of deposit and savings accounts.  Year over year, the Company also experienced a 28.0% reduction in long-term borrowings.

“As we continue to work toward profitability, we are pleased with our improving asset quality trends,” said Mr. Ivie. “What's more, our core community banking franchise is sound and profitable. We look for this side of our business to continue to grow. Reliance is St. Louis' true community bank and we offer the personal service and low cost banking that the big banks simply cannot match. More and more consumers are discovering the Reliance difference.”

About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company's common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with two branches in the Southwest Florida area. The Company's total assets as of December 31, 2011 exceeded $1.0 billion. Reliance Bank's website can be found at www.reliancebankstl.com.

Forward-looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” "intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Thomas T. Cooke
(314) 378-7800

(In thousands)
BALANCE SHEETS	December 31, 2011	December 31, 2010
ASSETS
Cash and due from banks	$9,731	8,364
Short-term investments	43,799	18,800
Debt and equity investments	222,207	241,599

Loans	720,576	970,289
Less reserve for loan losses	(31,370)	(37,301)
Net loans	689,206	932,988

Premises and equipment, net	34,030	35,778
Goodwill and identifiable intangible assets	105	1,270
Other real estate owned	34,565	30,851
Other assets	13,183	26,375

Total assets	$1,046,826	1,296,025

LIABILITIES & EQUITY
Noninterest bearing deposits	$66,765	61,288
Interest bearing deposits	820,121	1,018,871
Total deposits	886,886	1,080,159

Short-term borrowings	17,243	15,178
Long-term FHLB borrowings	67,000	93,000
Other liabilities	6,055	3,442

Total liabilities	977,184	1,191,779

Stockholders’ equity	69,642	104,246

Total liabilities & equity	$1,046,826	1,296,025

	For the Three	For the Three	For the	For the
(In thousands)	Months Ended	Months Ended	Year Ended	Year Ended
INCOME STATEMENTS	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Total interest income	$10,912	14,194	49,161	64,146
Total interest expense	3,036	4,901	15,286	23,637
Net interest income	7,876	9,293	33,875	40,509

Provision for loan losses	6,730	6,969	23,790	41,492
Net after provision	1,146	2,324	10,085	(983)

NONINTEREST INCOME
Service charges on deposits	184	225	765	910
Gain on sale of securities	2,097	—	2,153	288
Other income	690	720	2,678	2,309
Total noninterest income	2,971	945	5,596	3,507

NONINTEREST EXPENSE
Salaries and benefits	3,019	3,642	13,238	13,602
Other real estate expense	4,513	8,471	12,923	13,148
Occupancy and equipment	802	947	3,867	4,215
FDIC assessment	545	642	2,818	2,860
Legal and professional fees	220	358	1,712	930
Other	2,815	1,443	6,505	4,986
Total noninterest expense	11,914	15,503	41,063	39,741

Income before taxes	(7,797)	(12,234)	(25,382)	(37,217)
Income taxes	8,616	21,440	8,616	11,312

Net income	$(16,413)	(33,674)	(33,998)	(48,529)